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                                                                        EX 23.02
                                                                        --------

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-10749 of ML Global Horizons L.P. (a Delaware limited Partnership) on Form S-1 of our report dated February 3, 1997 relating to the financial statements of ML Global Horizons L.P. and of our report dated January 31, 1997 relating to the balance sheet of Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

March 24, 1997
New York, New York